ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation
(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

QuantRx Biomedical Corporation

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED that the Board hereby authorizes the withdrawal of the Certificate of Designation and the elimination of both the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock.

RESOLVED that all matters set forth in the Series A Certificate of Designation with respect to the Series A Convertible Preferred Stock be eliminated from the Articles of Incorporation.

RESOLVED that all matters set forth in the Series A-1 Certificate of Designation with respect to the Series A-1 Convertible Preferred Stock be eliminated from the Articles of Incorporation.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.